Exhibit 10.1

AMENDMENT TO PROTECTIVE COVENANT AGREEMENT

THIS AMENDMENT TO PROTECTIVE COVENANT AGREEMENT (the “Amendment”) is made and entered into this 20th day of April, 2012, by and between ADVANCE AMERICA, CASH ADVANCE CENTERS, INC., a Delaware corporation (the “Company”) and J. Patrick O’Shaughnessy (“Executive”).

Statement of Purpose

The Company and Executive previously entered into a Protective Covenant Agreement dated February 15, 2012 (the “PCA”).

Eagle U.S. Sub, Inc., a Delaware corporation (“Eagle U.S. Sub”), Eagle U.S. Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Eagle U.S. Sub (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of February 15, 2012 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, and the Company will become a wholly owned subsidiary of Eagle U.S. Sub (the “Merger”).  In connection with the Merger, Executive has entered into a Modification to Change in Control Agreement dated February 15, 2012 (the “Modification Agreement”) pursuant to which Executive shall be awarded a “Retention Account” that will become payable one year following consummation of the Merger subject to the terms and conditions of the Modification Agreement.

In connection with the Merger and the Modification Agreement, the parties wish to amend the PCA, subject to the consummation of the Merger, to (i) extend the period of post-employment covenants applicable to Executive under the PCA from 12 months to 24 months and (ii) clarify that the establishment of the Retention Account is part of the consideration for the PCA.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree that the PCA is amended effective as of the date hereof as follows:

1.             The “Noncompetition Period” as defined in Section 5.2 of the PCA, and the applicable periods of restriction for purposes of Sections 5.3 (Nonsolicitation of Customers) and 5.4 (Nonsolicitation of Employees) of the PCA, shall be extended from 12 months to 24 months.

2.             In addition to any remedies under Section 5.5 of the PCA, and notwithstanding any provision of the PCA to the contrary, in the event of any breach by Executive of the provisions of Section 5 of the PCA, the Company shall have the right to (A) cause the forfeiture of any unpaid portion of the Retention Account as determined by the Company up to a maximum amount of $2,997,000 or (B) to the extent the Retention Account was previously paid to Executive prior to any such breach, recover from Executive all or any portion of such prior payments as determined by the Company up to a maximum amount of $2,997,000.

3.             This Amendment shall automatically terminate without any action on the part of any person or entity and be void ab initio if the Merger Agreement is terminated in accordance with its terms and as a result the Merger is not consummated.  In addition, in the event of any breach by the Company of its obligations under the Modification Agreement or the Change of Control Agreement between you and the Company dated March 7, 2011, which such breach is not cured by the Company within thirty days after written notice from you regarding such breach, your obligations under Section 5 of the PCA, as amended by this Amendment, shall terminate.

4.             Except as expressly or by necessary implication amended hereby, the PCA shall remain in full force and effect.

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IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and Executive as of the date first written above.

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.

By:	/s/ W. Thomas Newell
Name: W. Thomas Newell
Title: Secretary

/s/ J. Patrick O’Shaughnessy
J. PATRICK O’SHAUGHNESSY